UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2016

FlexShopper, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-52589	20-5456087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone number, including area code)	(561) 419-2923

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Daniel Ballen and Katherine Verner to the Board of Directors.

On June 10, 2016, FlexShopper, Inc. (“FlexShopper” or the “Company”) conducted an offering of shares of its Series 2 Convertible Preferred Stock (the “Offering”) pursuant to a Subscription Agreement by and between B2 FIE V LLC (the “Investor”) and the Company. In connection with the Offering, the Investor and the Company entered into an Investor Rights Agreement, dated June 10, 2016 (the “Investor Rights Agreement”), which provides that, subject to the terms and conditions set forth therein, the Investor shall have the right to nominate two directors to the Company’s board of directors and, at each meeting of the Company’s stockholders at which the election of directors is to be considered and the Investor holds the requisite Ownership Percentage (as defined in the Investor Rights Agreement), shall have the right to designate two nominees whom the Company must nominate for election at such meeting.

In connection with the Offering and pursuant to the Investor Rights Agreement, effective November 10, 2016, the Company’s board of directors approved an increase in its size from five to seven directors and appointed Daniel Ballen and Katherine Verner to the board of directors of the Company in accordance with the Investor Rights Agreement to fill the vacancies created by such increase. Each of Mr. Ballen and Ms. Verner is a nominee of the Investor and will serve as an independent director with a term expiring at the next annual meeting of the Company’s stockholders. Neither Mr. Ballen nor Ms. Verner is expected to be named to any committees.

The summary of the Investor Rights Agreement contained in this Item 5.02 is qualified in its entirety by the full text of the Investor Rights Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 13, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

Date: November 16, 2016	By:	/s/ Brad Bernstein
Name: Brad Bernstein, Chief Executive Officer

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